UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2005

YouthStream Media Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27556	13-4082185
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

244 Madison Avenue, PMB #358, New York, New York 10016
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (212) 883-0083

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On February 15, 2005, the Board of Directors of YouthStream Media Networks, Inc. (the "Company") increased the size of its Board from four to five members and elected James N. Lane as a Class I director effective as of such date to fill the newly-created directorship. At this time, no determination has been made as to which, if any, of the Company's board committees Mr. Lane will be appointed.

Mr. Lane currently serves as Chairman and CEO of Devonwood Capital Partners, a private equity firm. He served as Chairman and CEO of SG Capital Partners and Head of Merchant Banking for SG in the Americas from 1997-2002. Prior to establishing SG Capital Partners, Mr. Lane's career spanned approximately twenty years at Goldman Sachs & Co. where he was a General Partner and a founding member and Co-Head of the Principal Investment Area, which invested and managed over $2.5 billion of private equity investments, including leveraged buyouts and venture capital.

In connection with his election to the Board, consistent with the Company's policy applicable to newly-appointed non-employee directors, the Company issued to Mr. Lane a stock option under the Company's 2000 Stock Incentive Plan (the "Option") to purchase 200,000 shares of common stock, $0.01 par value per share, at an exercise price of $0.30 per share, the closing price of the Company's common stock as reported on the OTC Bulletin Board on the date of grant. The Option has a term of seven (7) years and vests over a 12 month period in equal monthly installments.

There are no arrangements or understandings between Mr. Lane and any other person pursuant to which Mr. Lane was elected as a director.

There has not been, and there is currently no proposal for, any transaction between the Company and Mr. Lane of the sort required to be disclosed pursuant to Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUTHSTREAM MEDIA NETWORKS, INC. (Registrant)
Date: February 16, 2005	By: /s/ ROBERT N. WEINGARTEN Robert N. Weingarten Chief Financial Officer